Exhibit 4.92

February 2020 Beijing Branch Legal Review Version

Appendix 3

Maximum Mortgage Agreement

No.: 2020 Asian Games Village Credit Granting 1154-Pledge 02

Mortgagee: Beijing Branch of China Merchants Bank Co., Ltd. (hereinafter referred to as Party A)

Mortgagor: Beijing Sohu New Media Information Technology Co., Ltd. (hereinafter referred to as Party B)

Whereas Party A (or Party A’s subsidiary) has signed or will sign a Credit Agreement with No. 2020 Asian Games Village Credit Granting 1154 (hereinafter referred to as the “Credit Agreement”) with Party B or the Credit Applicant Beijing AmazGame Age Internet Technology Co., Ltd. (fill in the specific name), and agrees to provide the line of credit of USD (in words) 370 million (including the equivalent amount in other currencies)(hereinafter referred to as “line of credit”) to Party B (or the Credit Applicant) during the credit period (i.e. the determination period of creditor’s rights) as agreed in the Credit Agreement.

☐According to the Credit Agreement, subsidiaries or/and other affiliated enterprises (including / company, / company and   /   company (as the case may be), hereinafter collectively referred to as “designated enterprises of the Credit Applicant”) as designated by the Credit Applicant can apply to your bank for financing as required by their business needs and such financing lines shall occupy the line of credits provided by your bank to the Credit Applicant. The available line of credit is /    (currency)    /    yuan only. (please tick “Ö” in ☐ if this clause is applicable).

In order to guarantee that all debts owed to Party A by Party B (or the Credit Applicant and the enterprise designated by the Credit Applicant (if any) (the Credit Applicant and the enterprise designated by the Credit Applicant are hereinafter collectively referred to as “Credit Applicant”)) under the Credit Agreement can be repaid in full and in time, Party B is willing to use its property owned or legally entitled to be disposed of by it as mortgage. After examination, Party A agrees to accept the property owned or legally entitled to be disposed of by Party B as mortgage. Party A and Party B have hereby reached consensus on the following terms and have made and entered into the Agreement (the “Agreement”) through equal consultation in accordance with the relevant laws and regulations.

1. Mortgage Used by Party B for Mortgaging

S.N.	Description	Qty. or Area	Address	Evaluate value RMB	Ownership No.	Certificate of Ownership
1	201, 2/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	853.65m2	201, 2/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	44,314,948.54	Beijing (2017) Haidian Real Property Right Certificate No. 0043019	Real Property Right Certificate

2	901, 9/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	2,208.59m2	901,9/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	120,689,183.61	Beijing (2017) Haidian Real Property Right Certificate No. 0043020	Real Property Right Certificate

3	1001, 10/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	2,281.38m2	1001, 10/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	124,666,818.97	Beijing (2017) Haidian Real Property Right Certificate No. 0043021	Real Property Right Certificate

February 2020 Beijing Branch Legal Review Version

4	1101, 11/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	2,318.27m2	1101, 11/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	126,682,686.09	Beijing (2017) Haidian Real Property Right Certificate No. 0043022	Real Property Right Certificate

5	1201, 12/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	2,246.31m2	1201, 12/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	128,887,734.31	Beijing (2017) Haidian Real Property Right Certificate No. 0043023	Real Property Right Certificate

6	1301, 13/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	2,319.35m2	1301, 13/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	133,078,589.58	Beijing (2017) Haidian Real Property Right Certificate No. 0043025	Real Property Right Certificate

7	1401, 14/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	2,247.36m2	1401, 14/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	128,947,980.72	Beijing (2017) Haidian Real Property Right Certificate No. 0043026	Real Property Right Certificate

8	1501, 15/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	1,892.46m2	1501, 15/F, Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District	108,584,692.97	Beijing (2017) Haidian Real Property Right Certificate No. 0043024	Real Property Right Certificate

(Columns and contents can be added or adjusted in accordance with the actual situation of mortgage)

In case that Party B provides guarantee for the credit debt with movable property, when the market value of the mortgage during the mortgage period declines to less than _/_% of the principal of the total amount of the credit debt, Party B shall provide the margin as required by Party A (the margin account number shall be subject to that generated or recorded by Party A’s system at the time of deposit, the same below), or add/replace new mortgage/pledge to make up for the gap caused by the decline in the market value of the mortgage. Otherwise, Party A shall have the right to dispose of the mortgage as agreed herein in addition to deeming it as the event of default under the Credit Agreement and taking corresponding measures.

☐ Party B undertakes that if the mortgage is the right to use the land , the buildings built on the land subsequently will be mortgaged to Party A after obtaining the property right certificate and Party B shall cooperate with Party A for the mortgage registration at the corresponding mortgage registration institutions.

2. Scope of Mortgage Guarantee

2.1 The mortgage guarantee scope of the Agreement is the sum of the principal balance of the loan and other credits provided by Party A to Party B (or the Credit Applicant) within the line of credit in accordance with the Credit Agreement (the maximum amount is USD (in words) 370 million), as well as interest, penalty, compound interest, liquidated damages, delay penalty, factoring fee, the cost to realize mortgage and creditor’s rights and other related costs, including but not limited to:

2.1.1 The outstanding balance in the specific businesses under ___/_____(fill in the name of the agreements here) with No. ___ /____ between Party A (or Party A’s subsidiaries) and Party B (or the Credit Applicant);

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2.1.2 The principal balance of loans issued by Party A in accordance with the specific business texts under the Credit Agreement and corresponding interest, penalty, compound interest, liquidated damages and delay penalty;

2.1.3 The principal balance of the external payment made by Party A in the trade financing business under the Credit Agreement and corresponding interest, penalty, compound interest, liquidated damages and delay penalty;

2.1.4 The creditor’s rights of accounts receivable, the corresponding overdue penalty (overdue fine) and delay penalty of Party B (or the Credit Applicant) transferred by Party A under the factoring business, and/or the basic purchase money (basic underwriting money) and relevant factoring fees paid by Party A with its own funds or other funds from legitimate sources to Party B (or the Credit Applicant);

2.1.5 When Party A entrusts other branches of China Merchants Bank to transfer the letter of credit to the beneficiary after the letter of credit is issued by Party A upon the request of Party B (or the Credit Applicant), the advance payment made by Party A for Party B (or the Credit Applicant) to perform the obligations of the issuing bank under the letter of credit, and the debt principal balance of import bill advance and delivery against bank guarantee incurred from the letter of credit issuance and interest, penalty, compound interest, liquidated damages and delay penalty;

2.1.6 All debts of Party B (or the Credit Applicant) to Party A under derivatives trading business, gold leasing and other businesses;

2.1.7 When Party A handles cross-border linkage trade financing business for Party B (or the Credit Applicant) such as handling entrusted letter of credit, entrusted overseas financing or cross-border trade one-stop service under the Credit Agreement, bill advances or advance payments (whether occurred during the credit period or not) made to return the linkage platform financing as agreed in specific business text and interest, penalty, compound interest, liquidated damages and delay penalty;

2.1.8 The principal balance of advanced payment made by Party A for Party B (or the Credit Applicant) to perform its payment obligation of commercial draft, letter of credit, guarantee letter/customs tax payment guarantee/bill guarantee, delivery guarantee letter under the Credit Agreement and interest, penalty, compound interest, liquidated damages and delay penalty, as well as the debts of Party B (or the Credit Applicant) to Party A generated from providing discount guarantee for commercial bills accepted by Party B (or the Credit Applicant);

2.1.9 Expenses incurred by Party A in recovering debts from Party B (or the Credit Applicant) and realizing mortgage right (including but not limited to litigation fees, attorney fees, announcement fees, service fees, travel expenses, etc.), as well as all other relevant expenses.

2.1.10 Special Provisions for Secondary Mortgage (Please check “Ö” in “☐” if applicable)

☐ Party A (or Party A’s subsidiary, i.e., China Merchants Bank Co., Ltd. Beijing___ /____) and Party B (or the Credit Applicant) signed the Credit Agreement with No. ___ /____ originally (i.e., the “original Credit Agreement”). Since the mortgage registration under __/____ (name of the newly signed agreement) with No. ___ /____ is completed, the outstanding balance of the specific business under the original Credit Agreement (see Appendix 1 for the list of specific outstanding business) will be automatically incorporated into the Agreement and directly occupy the line of credit hereunder.

2.2 With regard to the revolving line of credit, if the principal balance of the loan or other credit provided by Party A to Party B (or the Credit Applicant) exceeds the amount of the line of credit, Party B shall not take guarantee liability for the part of credit principal balance exceeding the line of credit amount, but only take guarantee liability for the part of the principal balance of the loan or other credit not exceeding the amount of the line of credit and its interest, penalty, compound interest, liquidated damages, delay penalty, the cost to realize the mortgage and creditor’s rights and other related expenses (subject to the scope specified in the preceding paragraph, the same below).

February 2020 Beijing Branch Legal Review Version

Notwithstanding the provisions above, both Parties make it clear that even if the principal balance of the loan or other credit provided by Party A to the Credit Applicant exceeds the amount of the line of credit at a certain point in the credit period, but if the sum of the principal balance of various line of credits does not exceed that of the line of credit when Party A requires Party B to undertake the mortgage guarantee liability, Party B shall not raise any defense with the above-mentioned agreement as the reason, but shall bear the mortgage guarantee liability with the balance of all credit principal and its interest, penalty, compound interest, liquidated damages, delay penalty, the cost to realize mortgage and creditor’s rights and other related expenses.

2.3 If Party A releases new loans to repay or convert the old loans or debts under letter of credit, guarantee letter and bills for Party B (or the Credit Applicant) during the credit period, Party B confirms that debts arising therefrom shall be included in the scope of its guarantee liability.

2.4 When handling the import letter of credit business as applied by Party B (or Credit Applicant), if import bill purchase is actually incurred under the same letter of credit afterwards, the import letter of credit and the import bill purchase shall occupy the same line of credit at different stages. In other words, when the import bill purchase business occurs, the use of the amount recovered after the letter of credit is paid out for the import bill purchase shall be deemed as the same amount with the same line of credit used by the original import letter of credit. Party B confirms that the debts arising therefrom shall be included in the scope of its liability of guarantee.

3. Maximum Mortgage

3.1 During the credit period, Party A may issue loans or grand other line of credit to Party B (or the Credit Applicant) by installments. The specific category and amount of line of credit of credit business, whether various types of credit business are reversible, and the specific conditions of use shall be subject to the approval of Party A. If Party A adjusts its original approval opinions as required by Party B (or the Credit Applicant) through application during the credit period, the subsequent approval opinions issued by Party A shall constitute the supplementation and changes to the original or preceding approval opinions, and so on.

The maturity date of each specific business may be later than that of the credit period. Both Parties have no objection thereto.

3.2 Upon the expiration of the credit period, if there is still a balance in the loan, advance or other credit provided by Party A to Party B (or the Credit Applicant) under the Credit Agreement, Party B shall assume the guarantee liability with the mortgage within the scope of mortgage guarantee as determined herein; before the expiration of the credit period, if Party A recovers to Party B (or the Credit Applicant) in accordance with the Credit Agreement or the specific business texts, Party B shall also bear the guarantee liability with the mortgage within the scope of mortgage guarantee as determined herein.

3.3 During the credit period, Party A shall provide Party B (or the Credit Applicant) with credit business such as commercial draft acceptance, letter of credit (including entrusted and transferred letter of credit, the same below), guarantee letter, delivery guarantee, factoring, cross-border linkage trade financing, etc. Even if Party A’s advance/guarantee payment has not occurred before the expiration of the credit period, if Party A makes advance/guarantee payment under the above business after the expiration of the credit period, Party B shall also bear the guarantee liability with the mortgage within the scope of mortgage guarantee as determined herein.

In case that the derivative transaction occurs before the credit period but there is still a balance or loss during the credit period, and in case that the derivative transaction occurs during the credit period but there is still balance or loss after the expiration of the credit period, resulting in additional occupation of the line of credit, all debts incurred by Party B (or the Credit Applicant) shall be guaranteed by Party B with the mortgage within the scope of mortgage guarantee as determined herein.

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3.4 If Party A and Party B (or the Credit Applicant) agree on the extension of the term, interest rate and amount of each specific business during the performance of specific business under the Credit Agreement or on the modification of relevant terms, or Party A adjusts the interest rate and pricing method in accordance with the Credit Agreement and/or the specific business during the mortgage guarantee period, the consent of or notice to Party B is not required and Party B shall recognize it, which shall not affect Party B’s mortgage guarantee liability hereunder.

3.5 In case of discrepancies of the documents received by Party A in the letter of credit business under the Credit Agreement as reviewed by Party A, but the Credit Applicant accepts the discrepancies, Party B shall still bear the mortgage guarantee liability for the credit principal and interest arising from Party A’s acceptance or payment therefor, and shall not raise any defense to Party A’s acceptance of the discrepancies without consent of or notice to Party B.

3.6 The consent of or notice to Party B is not required for the amendment of letter of credit, guarantee letter (or standby letter of credit) under the Credit Agreement, the acceptance of the usance letter of credit, or the extension of the payment term after the promise of payment due, and Party B shall recognize it, which shall not affect Party B’s mortgage guarantee liability hereunder.

3.7 Party B confirms that each concrete business document (regardless of whether it is a single agreement/application, or framework agreement) signed and concluded by and between Party A and Party B (or the Credit Applicant) with respect to the specific businesses under the granting of the line of credit shall constitute an integral part of the Credit Agreement, and jointly stipulate the rights and obligations involved in specific businesses.

Party B confirms that the specific amount, length of maturity, use and other business elements for credit businesses conducted between Party A and Party B (or the Credit Applicant) shall be subject to the concrete business documents, business vouchers prepared by Party A and business records of Party A’s system.

3.8 With respect to the guarantee letter/customs tax payment guarantee/bill guarantee and other businesses handled by Party A as applied by Party B (or the Credit Applicant), the transfer arrangement of guarantee letter interest/bill interest shall not affect Party B’s guarantee obligation hereunder, and Party B undertakes not to raise any defense therefor.

4. Independence of the Agreement

4.1 The Agreement is independent and unconditional, and its validity is not affected by that of the Credit Agreement and the texts of each specific business, any agreement or document signed by Party B (or the Credit Applicant) and any entity/individual. It shall not change due to changes including fraud, reorganization, suspension, dissolution, liquidation, bankruptcy, integration (merger), division, reform or the expiration of the business term of Party B (or the Credit Applicant), or be affected by any time of grace and extension granted to Party B (or the Credit Applicant) by Party A or postponement of exercising the right to recover Party B’s (or the Credit Applicant’s) arrears by Party A in accordance with the relevant agreements.

4.2 In the case that Party A’s creditor’s rights have mortgage, pledge guarantee or guarantor otherwise at the same time, Party A shall have the right to claim guarantee rights to each mortgagor/pledger (including Party B) and guarantors respectively, successively or at the same time; Party B’s guarantee liability hereunder shall not be affected if Party A waives its place in the order of mortgage rights, waives, changes or cancels other mortgage and pledge guarantees, changes or relieves the guarantor’s guarantee responsibility, or delays to claim rights to any other mortgagor/pledgor/guarantor, and Party B is still obliged to bear the mortgage guarantee liability for Party A as agreed herein.

February 2020 Beijing Branch Legal Review Version

5. Mortgage Period

The mortgage period refers to the period from the effective date of the Agreement to the expiration of the limitation of actions for credit claims under the Credit Agreement.

6. Custody and Responsibility of Mortgage and Mortgage Ownership Certificate

6.1 During the mortgage period, the mortgage shall be kept by Party B or the agent entrusted by Party B. Party B and its agent shall keep the mortgage properly, bear the responsibility of repair, maintenance and guarantee its integrity during the mortgage period, and shall accept the inspection of Party A at any time.

6.2 During the mortgage period, Party B shall not take any action to reduce the value of the mortgage. In case of such actions, Party A shall have the right to require Party B to stop and restore the value of the mortgage, or provide new mortgage approved by Party A. Party B shall bear expenses incurred for restoring the mortgage to its original state or establishing a new mortgage.

6.3 Party B shall deliver the title certificate and other relevant supporting documents of the mortgage to Party A on the signature date of the Agreement. Party A shall keep the mortgage ownership certificate properly. In case of loss of mortgage ownership certificate due to improper storage, Party A shall bear the expenses for certificate reissuance.

7. Mortgage Registration

7.1 Party B shall cooperate with Party A for mortgage registration at the mortgage registration authority with the Agreement and relevant materials within the period required by Party A.

7.2 Party B shall actively support Party A in handling the relevant procedures in accordance with the above provisions in the principle of good faith, and Party B shall inform Party A in time of the change of registration information such as legal person information and company name. If the registration becomes invalid as the relevant procedures are not completed in time or the registration information change are not informed due to the reason of Party B, Party B shall bear joint and several liability for compensation suffered by Party A therefrom to the extent of the value of the mortgage.

8. Insurance

8.1 Party B shall be obliged to purchase full property insurance for the mortgage with Party A as the first beneficiary and submit the insurance policy to Party A for storage. In principle, the insurance period should be longer than the credit period as agreed in the Credit Agreement. If the credit period is extended or the credit debt is not paid off after the maturity, Party B shall handle the procedures for the insurance period extension. In case of any loss of the insured property, Party A shall have the right to recover the principal and interest of all credit claims under the Credit Agreement and all other related expenses from the insurance compensation, or negotiate with Party B to deposit the insurance compensation into the margin account, so as to recover the corresponding funds/pay the accounts payable when the repayment period of the credit claims under the Credit Agreement expires.

8.2 If Party B fails to handle the insurance purchase or extension procedures for the mortgage in accordance with the above requirements, Party A shall have the right to directly handle the insurance purchase or extension procedures on behalf of Party B with the relevant expenses borne by Party B and shall have the right to deduct such expenses directly from any account of Party B.

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8.3 If Party B (or the Credit Applicant) fails to pay off all debts under the Credit Agreement after the expiration of the insurance period, Party B must handle the procedures of mortgage insurance extension. If Party B fails to handle the procedures of mortgage insurance extension, Party A shall have the right to directly handle it on behalf of Party B with the relevant expenses borne by Party B and shall have the right to deduct such expenses directly from any account of Party B.

8.4 The insurance premium shall be borne by Party B as the Client unless otherwise stipulated in relevant national policies and other normative documents.

9. Restrictions on the disposal of the mortgage during the mortgage period

9.1 During the mortgage period, Party B shall have no right to transfer the mortgage hereunder by selling, exchanging or donating without authorization; if Party B really needs to transfer the mortgage hereunder with compensation, it must meet the following conditions:

9.1.1 Party B shall obtain the written consent of Party A and inform the transferee of the mortgage of the transferred property; if Party B fails to obtain the written consent of Party A or fails to inform the transferee, the transfer shall be invalid.

9.1.2 If the price of the mortgage transferred by Party B is obviously lower than its value, so that the amount of line of credit and other expenses cannot be fully compensated, Party A shall have the right to require Party B to provide other properties as guarantee; if Party B fails to provide, the mortgage shall not be transferred;

9.1.3 The price obtained from Party B’s transfer of the mortgage must be directly transferred to the account as designated by Party A for early repayment of the principal and interest of all credit debts under the Credit Agreement and other related expenses; or the full amount of relevant funds shall be deposited into the margin account opened by Party B at Party A. Such funds shall be deemed to be specialized and transferred to Party A for possession from the date of entering the margin account and shall continue to be taken as the pledge guarantee of debts of Party B (or the Credit Applicant) under the Credit Agreement. Party B has no objection thereto and shall cooperate to handle relevant procedures as required by Party A.

After Party B transfers the full amount of the proceeds from the transfer of the mortgage into the account as designated by Party A, Party A may assist Party B for the mortgage registration cancellation procedures and return the mortgage ownership certificate to Party B.

9.2 Without the written consent of Party A, Party B shall not transfer, lease, remortgage or dispose of the mortgage hereunder in any other improper way.

9.3 Provided that the mortgagor has provided real estate mortgage guarantee for all debts that Party B (or the Credit Applicant) owes to Party A hereunder, if Party B knows that the collateral has been or may be included in the scope of government demolition and expropriation, it shall notify Party A immediately.

9.3.1 If the demolition party compensates the mortgagor by means of property right exchange, Party B shall mortgage the real estate acquired from the demolition party through the property right exchange to Party A;

9.3.2 If the demolition party pays Party B with demolition compensation, Party A shall have the right to require Party B to open an account in the institution designated by Party A, and deposit the full amount of compensation into the account as margin to provide guarantee for debts of Party B (or the Credit Applicant) under the Credit Agreement;

9.3.3 If the demolition party compensates Party B in the above two ways or in other ways, Party A may adopt the above two ways or other ways that Party A considers appropriate for different compensations, and require Party B to provide guarantee for the debts of Party B (or the Credit Applicant) under the Credit Agreement with compensations.

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9.3.4 If the compensation of the demolition party has not been provided, or it has been provided but the guarantee procedures have not been completed in accordance with the requirements of Party A, Party B shall provide other sufficient guarantee approved by Party A.

9.3.5 Party A may also require Party B to provide new guarantee directly with other properties based on actual situations.

10. Expenses Bearing

10.1 Where the Agreement involves evaluation, notarization (except for mandatory notarization) or other matters of entrusting a third party to provide services, all relevant costs and expenses incurred therefrom shall be borne by the Client independently .If both Parties act as the Clients，each Party shall bear 50%. Except as otherwise stipulated by relevant national policies and other normative documents.

10.2 If the mortgagee is required to bear the mortgage registration fee in accordance with the relevant national policies and other normative documents, the mortgage registration fee hereunder shall be borne by the mortgagee, unless otherwise specified in the relevant normative documents or due to the reasons of the registration authority.

11. Modification and Termination of the Agreement

Neither Party shall change or rescind the Agreement without the consent of the other Party after the Agreement becomes effective. If the Agreement needs to be changed or rescinded, it shall be changed or rescinded in written agreement through consultation between the Parties hereto. The terms hereof shall not be invalidated until such agreement is reached.

12. Special Undertaking of Party B

12.1 Party B is a legal person with guarantee qualification, or other organization with guarantee qualification, or Party B is a natural person with full civil capacity, willing to set up a guarantee with assets owned by Party B or legally entitled to dispose of, so as to guarantee the performance of obligations stipulated herein;

12.2 Party B is a legal person or other organization, and its signature of the Agreement has been fully authorized or approved by the superior department/board of directors and other authorities;

12.3 The signature of the Agreement is the true intention of Party B without fraud or coercion;

12.4 If Party B is an enterprise legal person or other organization, in case of division, integration (merger) and other situations of Party B during the validity period of the Agreement, the changed organization shall undertake or separately undertake the obligations hereunder. If Party B is declared to be dissolved or bankrupt, Party A shall have the right to dispose of its mortgaged property before the expiration.

If Party B is a natural person with a spouse, the letter of the spouse confirming mortgage guarantee shall be provided as required by Party A. If Party B has no spouse, Party B specially declares that by the signature of the Agreement, it has not legally married with anyone and/or has no spouse (or former spouse) with legal marriage relationship in Chinese mainland and abroad who enjoys co-ownership to the mortgage hereunder, and all the marital status information provided by Party B to Party A are true, complete and reliable. At the same time, Party B confirms that Party A can verify and investigate the martial status information provided by Party B when Party A considers it as necessary (without obtaining any further authorization), and guarantees to provide all convenience unconditionally.

13. In case of any of the following circumstances, Party A may dispose of the mortgage in accordance with law:

13.1 Party B (or the Credit Applicant) has one of the default events specified in the Credit Agreement or a specific Agreement under the Credit Agreement;

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13.2 Party B or other mortgagor/guarantor has one of the default events specified in the Credit Agreement, or Party B fails to perform its obligations hereunder;

13.3 Party B, as a natural person, dies without any successor or devisee; or its successor or devisee waives the inheritance or legacy and refuses to perform the obligation to repay the principal and interest of credit debts;

13.4 Party B suspends its business, has its business license revoked or canceled, files for or is filed for bankruptcy, dissolution, etc. when Party B acts as a legal person or other organization;

13.5 The mortgage is damaged, or its value is reduced, which may endanger Party A’s rights;

13.6 Other causes that may endanger the realization of creditor’s rights under the Credit Agreement.

14. Liability for Breach of Agreement

14.1 If Party B violates the Agreement and neglects the maintenance and management of the mortgage, resulting in the value reduction of the mortgage, or Party B’s behavior directly endangers the mortgage, leading to the value reduction of the mortgage, Party A has the right to require Party B to restore the value of the mortgage or provide other properties acceptable to Party A as guarantee. If Party B refuses to restore or provide, Party A shall have the right to dispose of the mortgage before the expiration in accordance with law.

14.2 If Party B violates the Agreement and disposes of the mortgaged property without authorization, the act shall be invalid; Party A shall have the right to require Party B to immediately stop the infringement of Party A’s mortgage right and restore the mortgage to its original state, and may require Party B to provide other properties acceptable to Party A as guarantee or dispose of the mortgage before the expiration in accordance with law based on the actual situation.

14.3 Party B undertakes that there are no legal and factual obstacles to the establishment and realization of the mortgage right. If Party B conceals that the mortgage is co-owned, disputed, seized, detained, has been or will be included in the expropriation or demolition, leased, has set with the mortgage, exists the legal priority (including but not limited to the priority of construction funds) or Party B has no ownership or disposition right to the mortgage, causing economic losses to Party A, a new guarantee shall be provided as required by Party A.

14.4 If Party B fails to provide new guarantee as required by Party A in case of any breach of Agreement mentioned above, Party B shall bear the penalty of 30% of the line of credit amount under the Credit Agreement. If any economic loss is caused to Party A therefrom, Party B shall also compensate Party A for all economic losses.

15. Collection of Relevant Fructus

If Party B (or the Credit Applicant) fails to pay off the principal and interest of the loan, advance payment and other credit debts owed by Party B (or the Credit Applicant) to Party A and all other relevant expenses, and Party A claims the mortgage right, causing the mortgage to be seized or detained by the people’s court in accordance with law, Party A shall have the right to collect the natural fructus separated from the mortgage and the legal fructus that Party B can collect from the mortgage since the date of seizure or detention.

16. Realization of Mortgage

16.1 In case of any single or multiple circumstances specified in Article 13 of the Agreement or the mortgage to be disposed of in accordance with the provisions of the liability for breach of Agreement, Party A may choose one of the following ways to realize the mortgage right:

16.1.1 Party A and Party B have reached an agreement to convert directly or auction or sell off the mortgage; if the two Parties fail to reach an agreement within 15 days after any of the circumstances specified in Article 13 of the Agreement or the date of Party A’s disposal of the mortgage in accordance with the provisions of liability for breach of Agreement, Party A shall have the right to directly request the people’s court to auction or sell off the mortgage;

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16.1.2 The mortgage shall be disposed of by the legal procedures in accordance with the dispute settlement method agreed in the Credit Agreement;

16.1.3 Party A may directly apply to a competent people’s court for enforcement of the debts owed by Party B under the Agreement to which a notary public has legally granted the effectiveness of forcible execution upon application by the Parties.

16.2 Party A shall have the priority to be compensated for the price obtained from disposing of the mortgage in the above method. The part of the price exceeding the principal and interest of various loans, advances owed by Party B (or the Credit Applicant) under the Credit Agreement and other credit debts and all relevant expenses shall belong to Party B. Party A shall claim the insufficient part otherwise.

17. Elimination of Mortgage

The mortgage right will be automatically eliminated when the principal and interest of all credit debts owed by Party B (or the Credit Applicant) to Party A under the Credit Agreement are paid off timely upon the expiration of the credit period. The property right certificates or evidence and property insurance policy of Party B kept by Party A shall be returned to Party B. Party A may assist Party B for mortgage registration cancellation procedures in accordance with the requirements of Party B.

18. Miscellaneous

18.1 Non-waiver

During the term hereof, Party A’s tolerant, postponed or delayed exercise of its interests or rights under the Credit Agreement for any default or delay of Party B (or Credit Applicant) shall not impair, impact, or restrict any and all rights and interests that Party A is entitled to as a creditor in accordance with the relevant laws and regulations and the Agreement, nor shall it be deemed as Party A’s permission or acceptance of any breach of the Agreement or be deemed as Party A’s waiver of its right to take actions against existing or future defaults.

18.2 Notices

18.2.1 The notifications, requirements or other documents, etc. of the Parties related to the Agreement shall be sent in writing (including but not limited to letter, fax, email, E-bank function/enterprise App and other E-platforms, SMS or WeChat, etc.)

18.2.2 Any notice, request, or other document that is delivered by a specially assigned person (including but not limited to by a lawyer, notary, or courier) shall be deemed to have been served when the recipient signs on it (if the recipient refuses to accept it, it shall be deemed to have been served seven days after the date of rejection, return, or delivery (whichever is earlier)). Any notice, request, or other document that is delivered by postal service shall be deemed to have been served seven days after the date of posting. Any notice, request, or other document that is delivered by fax, email, Party A’s E-platforms, SMS, WeChat, or other electronic means shall be deemed to have been served on the date when the sender’s corresponding system shows successful delivery.

Where Party A notifies Party B of assignment of debts or collects funds from Party B via the announcement on the public media, the announcing date shall be regarded as the service date.

18.2.3 In case of change to either Party’s contact address, email, fax number, mobile phone number or WeChat account, it shall notify the other Party within five working days as from the date of such change. Otherwise, the other Party shall have the right to use the original contact address or information. Where the service fails due to change in contact address or contact information, the returning date or seven days after posting (whichever is earlier) shall be regarded as the service date. The changing Party shall assume the possible losses resulted therefrom, and the legal validity of service shall not be prejudiced.

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18.2.4 The contact addresses, emails, fax numbers, mobile phone numbers, WeChat accounts as listed herein shall also serve as the addresses for service of respective notarization documents and judicial documents (including but not limited to indictment/claim of arbitration, evidence, summons, notice of respondence to action, notice to produce evidence, notice of court session, written judgment/award, written verdict, mediation document, notice of due performance, and other instruments during the trial and execution phases), and that the appellate court and notarization institution serve the instruments to the aforementioned service addresses in the writing mode as stipulated herein shall be regarded as duly served (The concrete service standard shall refer to the preceding clause for execution).

18.3 Unless otherwise expressly stated, the terms and expressions referred to herein shall have the same meaning as those in the Credit Agreement.

18.4 Party B confirms that all operations of Party A in handling specific business for Party B (or the Credit Applicant) and Party A’s operations related to the Agreement can be handled at any branch of Party A, and relevant correspondence can be generated, signed or issued. The business operation and correspondence of the branches of Party A shall be deemed as acts of Party A and shall be binding on both Parties.

18.5 If the credit debt is not in RMB, Party A shall have the right to use the amount recovered to directly purchase foreign exchange at the exchange rate announced by Party A at the time of settlement as agreed herein, so as to pay off the credit debts. The calculation of non-RMB debt amount under the specific business texts shall be subject to the converted amount at the exchange rate (purchase price) announced by Party A at the time of settlement.

18.6 In case of division, integration (merger) and other situations of Party B during the validity period of the Agreement, the changed organization shall undertake or separately undertake the obligations hereunder. If Party B is declared to be dissolved or bankrupt, Party A shall have the right to dispose of its mortgaged property before the expiration.

18.7 Special Terms and Conditions of real estate mortgage (Please check “Ö” in “☐” if applicable)

☑ Principal Creditor’s Rights and Real Estate Maximum Mortgage Agreement(for Real Estate Registration only) (please fill in the Agreement name of the standard version required by the mortgage registration authority)with No. 2020 Asian Games Village Credit Granting 1154 signed by Party A and Party B is only for the purpose of handling the mortgage registration procedures. The specific rights and obligations of both Parties and the agreements on the Main Agreement and mortgage shall be subject to this Agreement. In particular, Party B shall provide guarantee within the scope of guarantee with the full value of the mortgage. At the request of the mortgage registration authority, ☐☐ “Maximum amount and currency of creditor’s rights”/☐ “maximum amount of guaranteed creditor’s rights” (please check the content in the standard Agreement version required by the corresponding mortgage registration authority) filled in at the time of registration is tentatively set as ☑☑ 1.4 times of the line of credit/☐ the evaluated value of the mortgage when mortgage is set (please choose one of them), i.e., USD_518 million. The specific amount shall be subject to the total amount obtained when the mortgage is realized.

19. Transfer of Creditor’s Rights and Mortgage Right

19.1 If Party A transfers all the creditor’s rights under the Credit Agreement to a third party, the maximum mortgage right shall be transferred to the creditor’s right assignee all together, whether the creditor’s rights guaranteed by the maximum mortgage are determined or not.

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19.2 After the creditor’s rights mortgaged hereunder are determined, if Party A transfers part of the creditor’s rights, part of the mortgage will also be transferred. Party A shall share the mortgage right of the mortgage in proportion to the amount of the creditor’s rights not transferred with the transferee; before the determination of the creditor’s rights guaranteed by the mortgage of the Agreement, if Party A transfers part of the creditor’s rights, part of the mortgage will also be transferred and the principal creditor’s rights of Party A guaranteed by the original maximum mortgage shall be reduced accordingly (i.e. the maximum amount of Party A’s principal creditor’s rights guaranteed by the original maximum mortgage amount minus the amount of transferred creditor’s rights). After the determination of Party A’s non-transferred principal creditor’s rights, Party A and the transferee shall jointly enjoy the mortgage right to the mortgage in proportion to the amount of creditor’s rights.

20. Applicable Laws and Dispute Resolution

20.1 The conclusion, interpretation and dispute resolution of the Agreement shall be governed by the laws of the People’s Republic (excluding laws of Hong Kong, Macao and Taiwan).

20.2 It is agreed by the Parties that any dispute arising out of the performance of the Agreement between the Parties shall be resolved as per the dispute resolution method stipulated in the Credit Agreement.

21. Effectiveness of Mortgage Agreement

The Agreement shall take effect as of the date when both Parties’ legal representatives/principals or their authorized agents sign (or stamp name seals) and stamp official seals/special seals for Agreement (If Party B is a natural person, the Agreement shall take effect as of the date when Party B signs and Party A’s legal representative/principal or its authorized agent signs (or stamp name seal) and stamps the official seal/special seal for Agreement) and shall be automatically nullified on the date of expiration of mortgage period or when the principal and interest of credit granting debt and all related expenses owed by Party B to Party A under the Credit Agreement are paid off (whichever is later).

22. Supplementary Provisions

22.1. The Agreement is made in duplicate, with Party A, Party B, _____/_____ and _____/_____ holding one copy and each copy being equally authentic.

22.2 Other agreed terms:___/__________________________________________________________________________

        _____________________________________________________________________________________________________

        ______________________________________________________________________________________________________

        _____________________________________________________________________________________________________

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Appendix 1

List of Specific Outstanding Businesses

Unit: Ten Thousand

S.N.	Business No.	Balance	Starting Date	Due Date
1
2
3
4
5
6
7

Special Reminder:

All terms hereof have been fully consulted by the Parties. Party B has been reminded by Party A to pay special attention to and make full and good understanding of the terms with regard to the exemption or restriction on Party A’s liabilities, the rights owned by Party A unilaterally, the increase of Party B’s liabilities, and the restriction on Party B’s rights. Party A has explained the above terms as required by Party B. The Parties hereto have the same understanding of the terms of the Agreement.

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(The following is the signature of the Maximum Mortgage Agreement with No. 2020 Asian Games Village Credit Granting 1154-Pledge 02)

Party A: Beijing Branch of China Merchants Bank Co., Ltd.

Principal or authorized agent (signature or stamped name seal):/s/ Kai XIONG

Contact Address: No. 156 Fuxingmennei Avenue, Xicheng District, Beijing

Corporate Email: gujing0610@cmbchina.com

Corporate Fax: /

Mobile Phone No. of Contact Person: 17600355610

Corporate WeChat Account:/

Please sign and fill it out as below if the mortgagor acts as a legal person or other organization:

Party B: Beijing Sohu New Media Information Technology Co., Ltd.

Legal Representative/Principal or Authorized Agent (signature/stamped name seal):/s/ ChaoyangZHANG

Contact Address: Building 3, No. 2 Yard of Kexueyuan Nanlu, Haidian District, Beijing

Email: puhuang@sohu-inc.com

Fax: 56412828

Mobile phone number of contact person: 13811220840

Corporate WeChat Account: /

Please sign and fill it out as below if the mortgagor is a natural person:

Party B (signature): /

Nationality and ID Certificate:/

ID Certificate No.: /

Contact Address: /

Email: /

Fax No.: /

Mobile Phone Number: /

WeChat: /

Date of Signing: December 10, 2020